U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) May 23, 2001

Commission File Number: 000-28251

US DATA AUTHORITY, INC.

a Florida corporation

(IRS Employer Identification Number: 65-0693150)

3500 NW Boca Raton Boulevard
Building 811
Boca Raton, Florida 33431

Securities Registered Pursuant to Section 12(g)
of the Securities Exchange Act of 1934:

Common Stock, Par Value $.02 per share

Item 1.	Change in Control of Registrant.

Pursuant to an agreement dated May 23, 2001, by and among AB Financial Services, LLC, a Nevada limited liability company ("ABFS") and US Data Authority, Inc. (the "Company") (the "Purchase Agreement"), ABFS purchased and will acquire from the Company in two traunches, (i) 12,000,000 shares of Common Stock, par value $.02 per share ("Common Stock") and warrants to purchase 30,000,000 shares of Common Stock ("Warrants"), for $600,000 and $20,000, respectively, and (ii) 28,000,000 shares of Common Stock for $4,200,000. The first traunch was purchased on May 23, 2001. Subsequently, on May 23, 2001, ABFS sold 3,500,000 shares of the Common Stock that it purchased in the first traunch to a group of accredited investors. All such purchasers executed a one-year voting trust agreement in favor of ABFS. ABFS may sell in private transactions to accredited investors the right to purchase shares of Common Stock which ABFS is entitled to acquire in the second traunch. The USDA Board of Directors, on July 27, 2001, granted ABFS a sixty-day extension to its original June 20, 2001 closing date to complete the purchase of the second traunch. ABFS intends to be the beneficial owner of all such Common Stock.

The Common Stock and Warrants purchased by ABFS represent approximately 77% of the issued and outstanding shares of Common Stock of the Company.

Robert M. Beaton, a member of ABFS, has been appointed Chief Executive Officer of the Company. The Purchase Agreement provides that ABFS may nominate certain persons to the Board of Directors of the Company in order to gain majority representation.

Joseph E. Shamy, the current President and former Chief Executive Officer of the Company, has agreed, pursuant to the Purchase Agreement, to assign any voting rights with respect to the 1,250,000 shares of the Company's convertible preferred stock that he owns to ABFS for a period of one year. Such shares purport to have ten to one voting rights with the Common Stock of the Company.

The foregoing response to this Item 1 is qualified in its entirety by reference to the Purchase Agreement, Registration Rights Agreement and Voting Trust Agreement, the full text of which are filed as Exhibit 1, 2 and 3 hereto and incorporated herein by this reference.

Item 1.	Exhibits.
    The Purchase Agreement dated as of May 23, 2001, including Warrants, by and between ABFS and the Company.
    The Registration Rights Agreement dated as of May 23, 2001, by and between ABFS and the Company.
    The Voting Trust Agreement dated as of May 23, 2001, by and between ABFS and certain private purchasers.

SIGNATURE

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2001	US DATA AUTHORITY, INC. /S/ Dominick F. Maggio Name: Dominick F. Maggio Title: EVP and Chief Operating Officer